                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


 DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):           AUGUST 24, 1999

                             NATIONAL-OILWELL, INC.
             (Exact Name of Registrant as Specified in its Charter)


       DELAWARE                      1-12317                    76-0475815
---------------------           -------------------        ---------------------
   (State or Other               (Commission File            (I.R.S. Employer
   Jurisdiction of                    Number)                Identification No.)
   Incorporation)

10000 RICHMOND AVENUE
    4TH FLOOR
  HOUSTON, TEXAS                                                77042-4200
---------------------                                      ---------------------
(Address of Principal                                            (Zip Code)
 Executive Offices)




(REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE):          (713) 346-7500



--------------------------------------------------------------------------------
          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

ITEM 5. OTHER EVENTS

     Effective July 1, 1999, National-Oilwell, Inc. (the "Company") acquired all of the outstanding capital stock of Dupre' Supply Company and Dupre' International, Inc. ("Dupre'") for 1.92 million shares of National-Oilwell common stock. In addition, the Company replaced approximately $11 million in Dupre' bank debt through borrowings under its own credit facility. The transaction is a tax-free exchange and is recorded in accordance with the pooling-of-interests method of accounting. The Louisiana-based Dupre' Companies are leading suppliers of pipe, fittings, valves and valve automation services to energy-related industries, primarily in the Gulf coast region.

     The information included in this Form 8-K combines the operating results of National-Oilwell and Dupre pursuant to pooling-of-interests accounting.

SELECTED FINANCIAL DATA

Data is restated to combine Dupre results pursuant to pooling-of-interests accounting. As a result of the differing year ends of National-Oilwell and Dreco prior to the combination of the companies, the balance sheets and results of operations for dissimilar year ends have been combined pursuant to pooling-of-interests accounting. National-Oilwell's results of operations for the year ended December 31, 1997 include Dreco's results of operations for the six months ended May 31, 1997 and the six months ended December 31, 1997. Data for the year ended December 31, 1996 includes the operations of Dreco for the twelve months ended and as of November 30, 1996. Data for the two years ended August 31, 1995 reflect the operations of Dreco and Dupre only, as National-Oilwell did not exist as a corporation prior to January 1, 1996.


                                                                         YEAR ENDED DECEMBER 31,         YEAR ENDED AUGUST 31,(1)
                                                               ---------------------------------------   -------------------------
                                                                   1998        1997(2)       1996(3)        1995           1994
                                                               -----------   -----------   -----------   -----------   -----------
                                                                      (IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE AMOUNTS)
OPERATING DATA:                                                                                          (UNAUDITED)   (UNAUDITED)
  Revenues                                                     $ 1,271,914   $ 1,097,406   $   822,443   $   129,634   $   111,726
  Operating income (loss) (4)                                      122,512        91,786        30,534        11,203        (8,666)
  Income (loss) before taxes and extraordinary loss (5)            109,356        86,145        19,428        13,045        (6,338)
  Income (loss) before extraordinary loss (5)                       68,954        54,827        12,695         8,493        (6,362)
  Net income (loss)                                                 68,954        54,204         8,695         8,493        (6,362)
  Income (loss) per share before extraordinary loss (5)
    Basic                                                             1.26          1.03          0.30          0.60         (0.50)
    Diluted                                                           1.26          1.02          0.30          0.59         (0.50)
  Net income (loss) per share
    Basic                                                             1.26          1.02          0.20          0.60         (0.50)
    Diluted                                                           1.26          1.01          0.20          0.59         (0.50)

OTHER DATA:
  Depreciation and amortization                                     20,598        15,443         9,219         4,907         5,203
  Capital expenditures                                              29,241        34,783        15,796         6,666         6,041

BALANCE SHEET DATA:
  Working capital                                                  364,130       255,610       171,608        35,090        19,814
  Total assets                                                     855,888       602,993       376,523        87,208        79,463
  Long-term debt, less current maturities                          221,198        61,719        39,302         2,183         1,580
  Stockholders' equity                                             393,299       284,208       173,099        51,584        40,605


(1) Data for the two years ended August 31, 1995 reflect the operations of Dreco and Dupre only, as the operations of National-Oilwell were acquired from a predecessor partnership as of January 1, 1996 and, in accordance with generally accepted accounting principles, cannot be combined prior to that date. Data for Dupre are as of December 31, 1994 and December 31, 1995.

(2) In order to conform Dreco's fiscal year end to National-Oilwell's December 31 year end, the results of operations for the month of June 1997 have been included directly in stockholders' equity. Dreco's revenues and net income were $13.4 million and $0.9 million for the month.

(3) In order to conform Dreco's fiscal year end to National-Oilwell's December 31 year end, the results of operations for the period from September 1, 1995 through November 30, 1995 have been included directly in stockholders' equity. Dreco's revenues and net income were $33.4 million and $3.2 million for such period.

(4) In December 1998, National-Oilwell recorded a $16,400,000 charge related to personnel reductions and facility closures and a $5,600,000 charge related to the writedown to the lower of cost or market of certain tubular inventories. In September 1997, National-Oilwell recorded a $10,660,000 charge related to merger expenses incurred in connection with the combination with Dreco. In October 1996, National-Oilwell recorded $16,611,000 in charges related to the cancellation of management agreements and expenses related to special incentive plans that terminated upon the occurrence of the initial public offering of its common stock.

(5) National-Oilwell recorded extraordinary losses in September 1997 of $623,000 (net of $376,000 income tax benefit) and in October 1996 of $4,000,000 (net of $2,400,000 income tax benefit) due to the write-offs of deferred debt issuance costs.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

National-Oilwell is a worldwide leader in the design, manufacture and sale of machinery and equipment and in the distribution of maintenance, repair and operating products used in oil and gas drilling and production. National-Oilwell's revenues are directly related to the level of worldwide oil and gas drilling and production activities and the profitability and cash flow of oil and gas companies and drilling contractors, which in turn are affected by current and anticipated prices of oil and gas. Beginning in late 1997, current and near term expectations for oil prices declined due to concerns about excess production, less demand from Asia due to an economic slowdown and warmer than average weather in many parts of the United States. The resulting lower demand for products and services is expected to have a negative impact on National-Oilwell's 1999 operating results. See "Risk Factors" in the 1998 Annual Report on Form 10-K.


RESULTS OF OPERATIONS

Operating results by segment are as follows (in millions):

                                      YEAR ENDED DECEMBER 31,
                                 --------------------------------
                                    1998        1997        1996
                                 --------    --------    --------
Revenues:
  Products and Technology        $  668.1    $  371.8    $  266.5
  Downhole Products                  61.8        69.0        28.6
  Distribution Services             608.5       722.7       579.3
  Eliminations                      (66.5)      (66.1)      (52.0)
                                 --------    --------    --------
        Total                    $1,271.9    $1,097.4    $  822.4
                                 ========    ========    ========

Operating Income:
  Products and Technology        $  119.6    $   53.4    $   25.9
  Downhole Products                  17.0        25.6         8.9
  Distribution Services               8.9        32.1        20.5
  Corporate                          (6.6)       (8.7)       (8.2)
                                 --------    --------    --------
                                    138.9       102.4        47.1
  Special Charge                     16.4        10.7        16.6
                                 --------    --------    --------
        Total                    $  122.5    $   91.7    $   30.5
                                 ========    ========    ========


Products and Technology

The Products and Technology segment designs and manufactures a large line of proprietary products, including drawworks, mud pumps, power swivels, electrical control systems and reciprocating pumps, as well as complete land drilling and well servicing rigs and structural components such as masts, derricks and substructures. A substantial installed base of these products results in a recurring replacement parts and maintenance business. Sales of new capital equipment can result in large fluctuations in volume between periods depending on the size and timing of the shipment of orders. This segment also provides drilling pump expendable products for maintenance of National-Oilwell's and other manufacturers' equipment. As noted above, low oil prices are expected to have a negative impact on operating results in 1999.

Revenues for the Products and Technology segment increased by $296.3 million over 1997 primarily due to increased sales of major capital equipment and drilling spares. Specifically, the sale of complete rig packages, mud pumps, cranes and SCR equipment were substantially greater than the prior year. Revenues generated by acquisitions completed in 1998 totaled approximately $48 million during the year.

Operating income increased by $66.2 million in 1998 compared to the prior year due principally to the increased sales volume. Operating income as a percentage of revenues increased due to higher prices and manufacturing and operating cost efficiencies resulting from the higher volumes. Various acquisitions completed in 1998 contributed $2.6 million in operating profit during the year.

Revenues during 1997 increased $105.3 million over 1996 primarily due to increased demand for drilling capital equipment and spare parts as well as fluid end expendable parts. Acquisitions in 1997 other than Dreco accounted for $26.6 million of the increase. Operating income for this segment increased by $27.5 million when compared to the prior year with 1997 acquisitions other than Dreco accounting for $5.0 million of this incremental income and the remainder due to the higher activity levels.

Backlog of the Products and Technology capital products was $77 million at December 31, 1998 compared to $270 million at December 31, 1997 and $38 million at December 31, 1996. Substantially all of the current backlog is expected to be shipped by June 30, 1999.


Downhole Products

National-Oilwell designs and manufactures drilling motors and specialized drilling tools for rent and sale. Rentals generally involve products that are not economical for a customer to own or maintain because of the broad range of equipment required for the diverse hole sizes and depths encountered in drilling for oil and gas. Sales generally involve products that require infrequent service, are disposable or are sold in countries where National-Oilwell does not provide repair and maintenance services.

Downhole Products revenues decreased by $7.2 million (10%) in 1998 when compared to 1997, due primarily to lower motor sales and rentals, particularly in Canada. Operating income decreased $8.6 million in 1998 compared to the prior year. This decrease in operating income was a result of reduced margins due to the volume reduction and an increase in overhead spending caused by the addition of two minor acquisitions.

Revenues in 1997 increased $40.4 million over 1996 due to a general increase in market activity plus the inclusion of Vector Oil Tool revenues, a 1997 acquisition, of $24.6 million. Operating income in 1997 exceeded the prior year by $16.7 million with Vector accounting for $14.7 million of the increase.


Distribution Services

Distribution Services revenues result primarily from the sale of maintenance, repair and operating supplies from the Company's network of distribution service centers and from the sale of well casing and production tubing. These products are purchased from numerous manufacturers and vendors, including the Company's Products and Technology segment.

Distribution Services revenues during 1998 fell short of the comparable 1997 period by $114.2 million. This 16% decrease reflects the reduced demand for tubular and general rig operating supplies precipitated by the significant decrease in oil prices. North American revenues were off approximately 16%, with tubular revenues roughly two-thirds of the level achieved in 1997. Operating income in 1998 was approximately $23 million below 1997, due to reduced margins from the decline in revenues partially offset by reduced operating expenses, and the recording of a $5.6 million charge related to the writedown to lower of cost or market of certain tubular inventories.

Distribution Services revenues in 1997 exceeded 1996 by $143.4 million. This 25% increase reflects the increased spending levels of the Company's alliance partners and other customers. Incremental sales of maintenance, repair and operating supplies ($65.4 million), tubular products ($58.0 million), drilling spares ($8.1 million) and fluid end expendable parts and related pumps ($8.0 million) accounted for the majority of this increase. Operating income in 1997 exceeded the prior year by $11.6 million (57%) as an increase in operating expenses offset part of the incremental margin.


Corporate

Corporate charges represent the unallocated portion of centralized and executive management costs. While corporate charges in 1997 were comparable to 1996, these costs decreased substantially in 1998 due to the elimination of duplicate corporate costs that existed prior to the actual combination with Dreco.

Special Charges

During the fourth quarter of 1998, the Company recorded a special charge of $16.4 million ($10.4 million after tax, or $0.20 per share) related to operational changes resulting from the depressed market for the oil and gas industry. The components of the special charge are as follows (in millions):

Asset impairments                                $    5.4
Severance                                             5.6
Facility closures and exit costs                      5.4
                                                 --------
                                                 $   16.4
                                                 ========

The cash and non-cash elements of the charge approximate $11.0 million and $5.4 million, respectively. Breakdown of the charge by business segment is:

Products and Technology                      $      11.1
Downhole Products                                    1.4
Distribution Services                                3.0
Corporate                                             .9
                                             -----------
                                             $      16.4
                                             ===========

The asset impairment losses of $5.4 million consists primarily of the shutdown of four North American manufacturing facilities. Assets related to these non-productive facilities which are not in service totaling $10.0 million have been reclassified on the balance sheet to property held for sale and have been written down to their estimated fair value, less cost of disposal. Severance costs of $5.6 million relate to the involuntary termination of approximately 200 employees, most of whom are located in North America. Facility closure costs of $5.4 million consists principally of lease cancellation and facility exit costs. Substantially all of the actions associated with this charge will be fully implemented before the end of the first quarter of 1999.

During 1997, National-Oilwell recorded a $10.7 million charge ($8.1 million after tax) related to various professional fees and integration costs incurred in connection with the combination with Dreco.

During 1996, National-Oilwell incurred certain one-time expenses in connection with its initial public offering of common stock, as follows: (i) a management services agreement was terminated at a cost of $4.4 million ($2.8 million after tax) and (ii) expenses and payout under National-Oilwell's Value Appreciation Plans, which resulted in National-Oilwell recording an expense of $12.2 million ($7.6 million after tax). The Value Appreciation Plans required the issuance of 681,852 shares of common stock and payment of $6.4 million in cash.


Interest Expense

Interest expense increased during 1998 when compared to the prior year due to the incurrence of debt to finance the Phoenix acquisition. Interest expense in 1997 was substantially lower than in 1996 due to lower amounts of debt outstanding and lower interest rates under the new credit facilities.


Income Taxes

National-Oilwell is subject to U.S. federal, state, and foreign taxes and recorded a combined tax rate of 37% in 1998, 36% in 1997, and 35% in 1996. National-Oilwell has net operating tax loss carryforwards in the United States that could reduce future tax expense by up to $6.8 million. Additional loss carryforwards in Europe generally would reduce goodwill if realized in the future. Due to the uncertainty of future utilization, all of the potential benefits described above have been fully reserved. During 1998, National-Oilwell realized a tax benefit of $2.6 million from its U.S. carryforwards, but closure of certain operations may significantly reduce future realization. National-Oilwell's combined tax rate in 1998 would have been 39% if these carryforwards were excluded.

Extraordinary Losses

In the third quarter of 1997, National-Oilwell replaced its existing credit facility and recorded a charge of $1.0 million ($0.6 million after tax) due to the write-off of deferred debt costs. In the fourth quarter of 1996, the credit facility established in connection with the acquisition of the Company was replaced, resulting in the write-off of $6.4 million ($4.0 million after tax) in deferred debt costs.


LIQUIDITY AND CAPITAL RESOURCES

At December 31, 1998, National-Oilwell had working capital of $364.1 million, an increase of $108.5 million from December 31, 1997. Significant components of National-Oilwell's assets are accounts receivable and inventories. Accounts receivable, including unbilled revenues, increased by $91.3 million and inventories increased $5.3 million during 1998. Decreases in accounts payable of $20.7 million and customer prepayments of $12.3 million were offset by an increase in other accrued liabilities of $27.9 million.

Total capital expenditures were $29.2 million during 1998, $34.8 million in 1997 and $15.8 million in 1996. Additions and enhancements to the downhole rental tool fleet and information management and inventory control systems represent a large portion of these capital expenditures. Capital expenditures are expected to decline to approximately $15-16 million in 1999, which will include approximately $7 million necessary to complete the installation of a new information system for the Distribution Services group. National-Oilwell believes it has sufficient existing manufacturing capacity to meet currently anticipated demand through 1999 for its products and services.

On September 25, 1997, National-Oilwell entered into a new five-year unsecured $125 million revolving credit facility. The credit facility is available for acquisitions and general corporate purposes. The credit facility provides for interest at prime or LIBOR plus 0.625%, subject to adjustment based on National-Oilwell's Capitalization Ratio, as defined. The credit facility contains financial covenants and ratios regarding minimum tangible net worth, maximum debt to capital and minimum interest coverage.

National-Oilwell believes that cash generated from operations and amounts available under the credit facility will be sufficient to fund operations, working capital needs, capital expenditure requirements and financing obligations. National-Oilwell also believes any significant increase in capital expenditures caused by any need to increase manufacturing capacity can be funded from operations or through debt financing.

National-Oilwell intends to pursue acquisition candidates, but the timing, size or success of any acquisition effort and the related potential capital commitments cannot be predicted. National-Oilwell expects to fund future cash acquisitions primarily with cash flow from operations and borrowings, including the unborrowed portion of the credit facility or new debt issuances, but may also issue additional equity either directly or in connection with acquisitions. There can be no assurance that acquisition funds will be available at terms acceptable to National-Oilwell.

Inflation has not had a significant impact on National-Oilwell's operating results or financial condition in recent years.


YEAR 2000

The Year 2000 issue is the result of computer programs having been written using two digits rather than four to define the applicable year. Any computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the Year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

In 1997, the Company's Distribution Services segment decided to replace its main business system in order to significantly improve supply chain capabilities. The new system installation is expected to be complete in the third quarter of 1999 and will be Year 2000 compliant. In addition, the Company continues to identify, evaluate and implement modifications to its other business systems in order to achieve Year 2000 conversion compliance. The total cost of the Year 2000 readiness is estimated at $1.0 million, of which approximately half has been spent. The Year 2000 review covers internal computer systems and process control systems, as well as embedded systems in products delivered. In addition, the Company has initiated formal communication with its significant suppliers, customers and business partners to determine the extent to which we are vulnerable to any failure of these third parties' to remedy their own Year 2000 issues. Third party vendors of hardware and packaged software have also been contacted about their products' compliance status. While the ability of third parties with whom the Company transacts business to address adequately their Year 2000 issue is outside its control, the Company will evaluate the need to change sources as necessary.

Management believes that with installation of new systems, conversion to new software and modifications to existing software, the Year 2000 issue will pose no significant operational problems for National-Oilwell. The Company expects to complete all critical new installations, conversions and necessary systems modifications and conversions by September 30, 1999. Accordingly, the Company does not have a contingency plan with respect to the Year 2000 issue. There can be no assurance, however, that the Company will be able to install and maintain Year 2000 compliant software and should this occur, operational difficulties could result. In such circumstances, delays in financial processes could occur, but neither these nor any product-related problems are expected to have an adverse effect on the Company's financial position.

The costs of the project and the dates on which the Company believes it will complete its Year 2000 project are based on management's best estimates. These estimates were derived using numerous assumptions of future events, including continued availability of resources, third party's Year 2000 status and plans and other factors. However, there can be no assurance that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include the availability and cost of personnel, the ability to identify and correct all Year 2000 impacted areas, timely and effective action by third parties, the ability to implement interfaces between Year 2000-ready systems and those systems not being replaced, and other similar uncertainties.


MARKET RISK DISCLOSURE

The Company is subject to market risk exposure related to changes in interest rates on its credit facility which is comprised of revolving credit notes in the United States and Canada. A portion of the borrowings are denominated in Canadian funds which could expose the Company to market risk with exchange rate movements, although such is mitigated by the Company's substantial operations in Canada. These instruments carry interest at a pre-agreed upon percentage point spread from either the prime interest rate or LIBOR. Under its credit facility, the Company may, at its option, fix the interest rate for certain borrowings based on a spread over LIBOR for 30 days to 6 months. At December 31, 1998, the Company had $55.6 million outstanding under its credit facility. Based on this balance, an immediate change of one percent in the interest rate would cause a change in interest expense of approximately $0.6 million on an annual basis. The Company's objective in maintaining variable rate borrowings is the flexibility obtained regarding early repayment without penalties and lower overall cost as compared with fixed-rate borrowings.


RECENTLY ISSUED ACCOUNTING STANDARDS

In June 1998, the Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. The Company expects to adopt the new Statement effective January 1, 2001. The Statement will require the Company to recognize all derivatives on the balance sheet at fair value. The Company does not anticipate that the adoption of this Statement will have a significant effect on its results of operations or financial position.

In April 1998, the AICPA issued SOP 98-5, Reporting the Costs of Start-up Activities. The SOP is effective for fiscal years beginning after December 15, 1998, which requires that the costs associated with such activities be expensed as incurred. The adoption of the new statement will not have a significant effect on earnings or the financial position of the Company.


FORWARD-LOOKING STATEMENTS

This document, other than historical financial information, contains forward-looking statements that involve risks and uncertainties. Such statements relate to National-Oilwell's sales of capital equipment, backlog, capacity, liquidity and capital resources, plans for acquisitions and any related financings and the impact of Year 2000. Given these uncertainties, current or prospective investors are cautioned not to place undue reliance on any such forward-looking statements. National-Oilwell disclaims any obligation or intent to update any such factors or forward-looking statements to reflect future events or developments.

                         REPORT OF INDEPENDENT AUDITORS


To the Stockholders and Board of Directors
National-Oilwell, Inc.

     We have audited the supplemental consolidated balance sheets of National-Oilwell, Inc. formed as a result of the consolidation of National-Oilwell, Inc., Dupre' Supply Company and Dupre' International, Inc. (The Dupre' Companies) as of December 31, 1998 and 1997 and the related supplemental consolidated statements of income, shareholders' equity, and cash flows for each of the years then ended. The supplemental consolidated financial statements give retroactive effect to the merger of National-Oilwell, Inc. and The Dupre' Companies on July 1, 1999, which has been accounted for using the pooling-of-interests method as described in the notes to the supplemental consolidated financial statements. These supplemental financial statements are the responsibility of the management of National-Oilwell, Inc. Our responsibility is to express an opinion on these supplemental financial statements based on our audits. We did not audit in 1996 the financial statements of Dreco Energy Services, Ltd., a wholly-owned subsidiary, which statements reflect total revenues of $113,195,000 for the year ended November 30, 1996. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Dreco Energy Services, Ltd., is based solely on the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of other auditors, the supplemental financial statements referred to above present fairly, in all material respects, the consolidated financial position of National-Oilwell, Inc. at December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the years then, after giving retroactive effect to the merger of The Dupre' Companies, as described in the notes to the supplemental consolidated financial statements, in conformity with generally accepted accounting principles.




                                         /s/ ERNST & YOUNG LLP

Houston, Texas
August 19, 1999

To the Directors of
Dreco Energy Services Ltd.

     We have audited the consolidated balance sheet of Dreco Energy Services Ltd. as at November 30, 1996 and the consolidated statements of operations, shareholders' equity and cash flows for the twelve months ended November 30, 1996. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the company as at November 30, 1996 and the consolidated results of its operations and its cash flows for the twelve months then ended in accordance with generally accepted accounting principles in the United States.


                                               /s/ COOPERS & LYBRAND
                                                   Chartered Accountants

Edmonton, Alberta
October 21, 1997

                             NATIONAL-OILWELL, INC.
                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                              December 31,    December 31,
                                                                                  1998           1997
                                                                              ------------    ------------
                                  ASSETS
Current assets:
  Cash and cash equivalents                                                   $     11,963    $     20,391
  Receivables, less allowance of $4,963 and $4,162                                 301,405         210,062
  Unbilled revenues                                                                     --          31,521
  Inventories                                                                      253,385         216,578
  Deferred taxes                                                                    16,489           9,839
  Prepaid and other current assets                                                   7,677           6,988
                                                                              ------------    ------------
          Total current assets                                                     590,919         495,379

Property, plant and equipment, net                                                  96,174          77,921
Deferred taxes                                                                       6,757           4,919
Goodwill                                                                           145,696          24,233
Property held for sale                                                               9,981              --
Other assets                                                                         6,361             541
                                                                              ------------    ------------

                                                                              $    855,888    $    602,993
                                                                              ============    ============

                   LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current portion of long-term debt                                           $      8,427    $     10,543
  Accounts payable                                                                 131,575         152,296
  Customer prepayments                                                              25,392          37,688
  Accrued compensation                                                               7,237          12,957
  Other accrued liabilities                                                         54,158          26,285
                                                                              ------------    ------------
          Total current liabilities                                                226,789         239,769

Long-term debt                                                                     221,198          61,719
Deferred taxes                                                                       4,097           2,675
Other liabilities                                                                   10,505          14,622
                                                                              ------------    ------------
          Total liabilities                                                        462,589         318,785

Commitments and contingencies

Stockholders' equity:

  Common stock - par value $.01; 57,916,785 and 53,575,782 shares
      issued and outstanding at December 31, 1998 and December 31, 1997                579             536
  Additional paid-in capital                                                       248,194         207,950
  Accumulated other comprehensive income                                           (13,821)         (7,018)
  Retained earnings                                                                158,347          82,740
                                                                              ------------    ------------
                                                                                   393,299         284,208
                                                                              ------------    ------------
                                                                              $    855,888    $    602,993
                                                                              ============    ============


        The accompanying notes are an integral part of these statements.

                             NATIONAL-OILWELL, INC.
               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                 Year Ended December 31,
                                                        -----------------------------------------
                                                            1998            1997           1996
                                                        -----------    -----------    -----------
Revenues                                                $ 1,271,914    $ 1,097,406    $   822,443

Cost of revenues                                            990,341        880,708        693,253
                                                        -----------    -----------    -----------

Gross profit                                                281,573        216,698        129,190

Selling, general, and administrative                        142,628        114,252         82,045
Special charge                                               16,433         10,660         16,611
                                                        -----------    -----------    -----------

Operating income                                            122,512         91,786         30,534

Interest and financial costs                                (13,901)        (7,088)       (12,710)
Interest income                                               1,025          1,524          1,301
Other income (expense), net                                    (280)           (77)           303
                                                        -----------    -----------    -----------

Income before income taxes and extraordinary loss           109,356         86,145         19,428

Provision for income taxes                                   40,402         31,318          6,733
                                                        -----------    -----------    -----------

Net income before extraordinary loss                         68,954         54,827         12,695

Extraordinary loss, net of tax benefit                           --            623          4,000
                                                        -----------    -----------    -----------

Net income                                              $    68,954    $    54,204    $     8,695
                                                        ===========    ===========    ===========

Net income per share:
  Basic
    Net income before extraordinary loss                $      1.26    $      1.03    $      0.30
    Extraordinary loss                                           --          (0.01)         (0.10)
                                                        -----------    -----------    -----------
    Net income                                          $      1.26    $      1.02    $      0.20
                                                        ===========    ===========    ===========

Net income per share:
  Diluted
    Net income before extraordinary loss                $      1.26    $      1.02    $      0.30
    Extraordinary loss                                           --          (0.01)         (0.10)
                                                        -----------    -----------    -----------
    Net income                                          $      1.26    $      1.01    $      0.20
                                                        ===========    ===========    ===========

Weighted average shares outstanding:
  Basic                                                      54,700         53,044         41,938
                                                        ===========    ===========    ===========

  Diluted                                                    54,882         53,876         42,473
                                                        ===========    ===========    ===========


        The accompanying notes are an integral part of these statements.

                             NATIONAL-OILWELL, INC.
               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                               Year Ended December 31,
                                                                    --------------------------------------------
                                                                        1998            1997            1996
                                                                    ------------    ------------    ------------
Cash flow from operating activities:
  Net income                                                        $     68,954    $     54,204    $      8,695
  Adjustments to reconcile net income to net cash
  provided (used) by operating activities:
    Depreciation and amortization                                         20,598          15,443           9,219
    Provision for losses on receivables                                      610             730             526
    Provision for deferred income taxes                                   (4,092)         (3,121)         (2,433)
    Gain on sale of assets                                                (2,315)         (2,954)         (2,708)
    Foreign currency transaction (gain) loss                                (103)            602            (157)
    Special charge                                                        16,433          10,660          16,611
    Extraordinary loss                                                        --             999           6,400
  Changes in assets and liabilities, net of acquisitions:                     --              --              --
    Receivables                                                          (49,524)        (64,290)        (30,142)
    Unbilled revenues                                                     31,521         (17,641)         (8,151)
    Inventories                                                           17,327         (71,359)         (5,805)
    Prepaid and other current assets                                       3,985           1,886            (837)
    Accounts payable                                                     (46,986)         51,252           9,128
    Other assets/liabilities, net                                        (23,379)         23,332          (8,331)
                                                                    ------------    ------------    ------------
          Net cash provided (used) by operating activities                33,029            (257)         (7,985)
                                                                    ------------    ------------    ------------
Cash flow from investing activities:
  Purchases of property, plant and equipment                             (29,241)        (34,783)        (15,796)
  Proceeds from sale of assets                                            10,001           4,525           4,058
  Businesses acquired, net of cash                                      (130,963)        (19,253)             --
  Partnership acquired, net of cash                                           --              --        (106,248)
  Other                                                                       --             248            (350)
                                                                    ------------    ------------    ------------
          Net cash used by investing activities                         (150,203)        (49,263)       (118,336)
                                                                    ------------    ------------    ------------
Cash flow from financing activities:
  Borrowings (payments) on line of credit                                  1,317          61,267         (86,040)
  Retirement of long-term debt                                           (40,855)        (41,359)             --
  Net proceeds from issuance of long-term debt                           148,937              --              --
  Proceeds from issuance of common stock                                      --          37,240         107,947
  Proceeds from stock options exercised                                    1,002           6,546             341
  Proceeds from debt related to acquisition of Company                        --              --         103,378
  Other                                                                   (1,434)         (2,134)          4,382
                                                                    ------------    ------------    ------------
          Net cash provided (used) by financing activities               108,967          61,560         130,008
                                                                    ------------    ------------    ------------
Effect of exchange rate losses on cash                                      (221)         (4,097)           (180)
                                                                    ------------    ------------    ------------
Increase (decrease) in cash and equivalents                               (8,428)          7,943           3,507
Cash and cash equivalents, beginning of year                              20,391          14,198          16,317
Change in cash to conform fiscal year end                                     --          (1,750)         (5,626)
                                                                    ------------    ------------    ------------
Cash and cash equivalents, end of year                              $     11,963    $     20,391    $     14,198
                                                                    ============    ============    ============


        The accompanying notes are an integral part of these statements.

                             NATIONAL-OILWELL, INC.
          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                  ACCUMULATED
                                                                  ADDITIONAL         OTHER
                                                    COMMON          PAID-IN       COMPREHENSIVE       RETAINED
                                                    STOCK           CAPITAL          INCOME           EARNINGS          TOTAL
                                                -------------    -------------    -------------    -------------    -------------
Beginning Balance                               $          75    $      40,134    $      (3,706)   $      18,027    $      54,530
  Net income                                                                                               8,695            8,695
  Currency translation adjustments                                                        1,419                             1,419
                                                                                                                    -------------
      Comprehensive income                                                                                                 10,114

  Stock options exercised                                                  341                                                341
  Issuance of 17,857,698 shares                           179          107,497                                            107,676
  Tax benefit of options exercised                                       1,521                                              1,521
  Premerger dividends to Dupre shareholders                                                               (1,083)          (1,083)
                                                -------------    -------------    -------------    -------------    -------------

Balance at December 31, 1996                              254          149,493           (2,287)          25,639          173,099
  Net income                                                                                              54,204           54,204
  Currency translation adjustments                                                       (4,731)                           (4,731)
                                                                                                                    -------------
      Comprehensive income                                                                                                 49,473

  Stock options exercised                                   5            6,546                                              6,551
  Issuance of 1,053,000 shares                             10           37,225                                             37,235
  Stock issued for acquisitions                             8           10,984                             3,130           14,122
  Two-for-one stock split                                 259             (259)
  Change in subsidiary's year end                                                                            917              917
  Premerger dividends to Dupre shareholders                                                               (1,150)          (1,150)
  Tax benefit of options exercised                                       3,961                                              3,961
                                                -------------    -------------    -------------    -------------    -------------

Balance at December 31, 1997                              536          207,950           (7,018)          82,740          284,208
  Net income                                                                                              68,954           68,954
  Currency translation adjustments                                                       (6,979)                           (6,979)
  Unrealized losses on available-for-sale
    securities                                                                             (473)                             (473)
                                                                                                                    -------------
      Comprehensive income                                                                                                 61,502

  Stock options exercised                                                1,002                                              1,002
  Stock issued for acquisitions                            43           39,138              649            6,653           46,483
  Tax benefit of options exercised                                         104                                                104
                                                -------------    -------------    -------------    -------------    -------------

Balance at December 31, 1998                    $         579    $     248,194    $     (13,821)   $     158,347    $     393,299
                                                =============    =============    =============    =============    =============

        The accompanying notes are an integral part of these statements.

                             NATIONAL-OILWELL, INC.

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


1. ORGANIZATION AND BASIS OF PRESENTATION

On July 1, 1999, National-Oilwell acquired all the outstanding stock of Dupre' Supply Company and Dupre' International Inc., a Louisiana based distribution and valve automation business for 1.92 million shares of National-Oilwell common stock. The transaction was a tax-free exchange and was recorded in accordance with the pooling-of-interests method of accounting. Theses supplemental financial statements restate the previously reported results of National-Oilwell to combine the historical financial statements of Dupre' in accordance with the pooling-of-interests method of accounting.

Effective September 25, 1997, National-Oilwell completed a combination with Dreco Energy Services Ltd. The combination was accounted for as a pooling-of-interests and the consolidated financial statements of National-Oilwell and Dreco have been combined with all prior periods restated. As a result of the combination, each Dreco Class "A" common share outstanding was converted into .9159 of a Dreco Exchangeable Share and approximately 14.4 million Exchangeable Shares were issued. Each Exchangeable Share is intended to have substantially identical economic and legal rights as, and will ultimately be exchanged on a one-for-one basis for, a share of National-Oilwell common stock. As of December 31, 1998, approximately 82% of the Exchangeable Shares had been converted into National-Oilwell common stock.

Effective January 1, 1996, National-Oilwell, Inc. acquired National-Oilwell, a general partnership. The transaction was accounted for under the purchase method of accounting.

Information concerning common stock and per share data has been restated on an equivalent share basis and assumes the exchange of all Exchangeable Shares issued in connection with the combination with Dreco Energy Services Ltd., as described below. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported and contingent amounts of assets and liabilities as of the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Other Acquisitions

On December 2, 1996, Dreco acquired 100% of the issued and outstanding shares of Vector Oil Tool Ltd. for consideration of 778,000 Dreco common shares and cash consideration of $1.5 million. This business involves the manufacture, sale, rental and service of downhole motors and other products. The transaction was accounted for using the purchase method, is reflected in the 1997 financial statements due to the combination of differing balance sheet dates as discussed above and did not have a material effect on National-Oilwell's consolidated financial statements.

On April 25, 1997, National-Oilwell purchased the drilling controls business of Ross Hill Controls and its affiliate, Hill Graham Controls Limited, for $19.2 million in cash. This business involves the manufacture, sale and service of electrical control systems used in conjunction with drilling operations. The transaction was accounted for under the purchase method of accounting and did not have a material effect on National-Oilwell's consolidated financial statements.

On May 15, 1997, National-Oilwell acquired by merger 100% of the common stock of PEP, Inc., a manufacturer of petroleum expendable pump products. The Company issued 800,000 shares of common stock pursuant to the transaction which was recorded in accordance with the pooling-of-interests method of accounting. The transaction did not have a material effect on National-Oilwell's historical consolidated financial statements and financial statements prior to April 1, 1997 were not restated.

On May 29, 1998, National-Oilwell acquired all of the capital stock of Phoenix Energy Products Holdings, Inc. for approximately $115 million in a business combination which was accounted for under the purchase method of accounting. Phoenix manufactures and sells multiple product lines that are complementary to those of National-Oilwell. The acquisition of the stock and the repayment of approximately $41 million in Phoenix debt were financed primarily through the issuance of $150 million in unsecured seven year senior notes. The excess of the purchase price over the book value of the net assets was approximately $106 million. Assuming the acquisition had occurred at the beginning of each period presented, pro forma summary results of operations would have been as follows:

                                             1998              1997
                                      ---------------   ---------------
Revenues                              $     1,305,373   $     1,179,837

Income before extraordinary item               68,213            59,272

Net income                                     68,197            58,532

Net income per share:

    Basic
        Income before
        extraordinary item            $          1.25   $          1.16

        Net income                               1.25              1.14

    Diluted
        Income before
        extraordinary item            $          1.24   $          1.14

        Net income                               1.24              1.13

The unaudited pro forma summary is not necessarily indicative of results of operations that would have occurred had the purchase been made at the beginning of the year or of future results of operations of the combined businesses.

The seller of Phoenix is an affiliate of First Reserve Corporation, which is the beneficial owner of 22.9% of National-Oilwell's common stock. Two directors of National-Oilwell are affiliated with First Reserve.

On July 21, 1998, National-Oilwell purchased 100% of the capital stock of Roberds-Johnson Industries, Inc., a manufacturer of a broad range of drilling equipment, in exchange for 1.35 million shares of National-Oilwell common stock. This transaction was accounted for under the pooling-of-interests method of accounting. The Company's financial statements prior to July 1, 1998 have not been restated since the transaction did not have a material effect on National-Oilwell's consolidated historical financial statements.

On December 16, 1998, National-Oilwell purchased the business of DOSCO, a major Canadian oilfield distribution business, for 3 million shares of National-Oilwell common stock and a note for approximately US $6.5 million. This transaction was accounted for under the purchase method of accounting. DOSCO has been combined with the National-Oilwell's existing Canadian distribution business. Pro-forma information has not been provided as such amounts are not material.

Effective July 7, 1999, National-Oilwell, Inc. (the "Company") acquired the assets and certain operating liabilities of CE Drilling Products, Inc., a privately held company, in a cash transaction valued at approximately $65 million. Continental Emsco Drilling Products consists of Emsco drilling machinery and Wilson mobile rigs. The transaction was accounted for under the purchase method of accounting and did not have a material effect on National-Oilwell's consolidated financial statements.

Divestitures

On June 17, 1999 the Company sold its tubular product line within its Distribution Services segment for approximately $15 million, generating a pre-tax loss of $0.9 million ($0.5 million after-tax). The sale of this product line did not have a material effect on National-Oilwell's consolidated financial statements.

On June 24, 1999 the Company sold its drill bit product line within its Products & Technology segment for approximately $12 million, recording a pre-tax loss of $1.0 million ($0.6 million after-tax). The sale of this product line did not have a material effect on National-Oilwell's consolidated financial statements.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


Principles of Consolidation

The consolidated financial statements include the accounts of National-Oilwell and its subsidiaries, all of which are wholly owned. All significant intercompany transactions and balances have been eliminated in consolidation.


Fair Value of Financial Instruments

Financial instruments consist primarily of cash and cash equivalents, receivables, payables and debt instruments. Cash equivalents include only those investments having a maturity of three months or less at the time of purchase. The carrying values of these financial instruments approximate their respective fair values.


Inventories

Inventories consist of oilfield products and oil country tubular goods, manufactured equipment, manufactured specialized drilling products and downhole motors and spare parts for manufactured equipment and drilling products. Inventories are stated at the lower of cost or market using the first-in, first-out or average cost methods.


Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Expenditures for major improvements which extend the lives of property and equipment are capitalized while minor replacements, maintenance and repairs are charged to operations as incurred. Disposals are removed at cost less accumulated depreciation with any resulting gain or loss reflected in operations. Depreciation is provided using the straight-line method or declining balance method over the estimated useful lives of individual items.


Intangible Assets

Deferred financing costs are amortized on a straight-line basis over the life of the related debt security and accumulated amortization was $205,000 and $24,000 at December 31, 1998 and 1997, respectively. Goodwill is amortized on a straight-line basis over its estimated life of 10-40 years. Accumulated amortization at December 31, 1998 and 1997 was $4,061,000 and $1,214,000.


Foreign Currency

The functional currency for National-Oilwell's Canadian, United Kingdom, German and Australian operations is the local currency. The cumulative effects of translating the balance sheet accounts from the functional currency into the U.S. dollar at current exchange rates are included in cumulative foreign currency translation adjustments. The U.S. dollar is used as the functional currency for the Singapore and Venezuelan operations. Accordingly, certain assets are translated at historical exchange rates and all translation adjustments are included in income. For all operations, gains or losses from remeasuring foreign currency transactions into the functional currency are included in income.


Revenue Recognition

Revenue from the sale and rental of products and delivery of services is recognized upon passage of title, incurrance of rental charges or delivery of services to the customer. Revenue is recognized on certain significant contracts in the Products and Technology segment using the percentage of completion method based on the percentage of total costs incurred to total costs expected. Provision for estimated losses, if any, is made in the period such losses are estimable.


Income Taxes

Income taxes have been provided using the liability method in accordance with Financial Accounting Standards Board Statement No. 109, Accounting for Income Taxes.

Concentration of Credit Risk

National-Oilwell grants credit to its customers, which operate primarily in the oil and gas industry. National-Oilwell performs periodic credit evaluations of its customers' financial condition and generally does not require collateral, but may require letters of credit for certain international sales. Reserves are maintained for potential credit losses and such credit losses have historically been within management's expectations.


Stock-Based Compensation

National-Oilwell uses the intrinsic value method in accounting for its stock-based employee compensation plans. Compensation costs for stock options would be recognized over the vesting period if options were granted with an exercise price below market on the date of grant.


Net Income Per Share

The following table sets forth the computation of weighted average basic and diluted shares outstanding (in thousands):

                                                      YEAR ENDED DECEMBER 31,
                                              --------------------------------------
                                               1998            1997            1996
                                              ------          ------          ------
Denominator for basic earnings per
  share--weighted average shares              54,700          53,044          41,938

Effect of dilutive securities:
  Employee stock options                         182             832             535
                                              ------          ------          ------

Denominator for diluted earnings per
  share--adjusted weighted average
  shares and assumed conversions              54,882          53,876          42,473
                                              ======          ======          ======


3. INVENTORIES

     Inventories consist of (in thousands):


                                              DECEMBER 31,      DECEMBER 31,
                                                 1998              1997
                                              -----------       -----------
Raw materials and supplies                     $ 24,304          $ 19,970
Work in process                                  39,991            34,849
Finished goods and purchased products           189,090           161,759
                                               --------          --------
                  Total                        $253,385          $216,578
                                               ========          ========


4. STATEMENTS OF CASH FLOWS

     The following information supplements the Consolidated Statements of Cash Flows (in thousands):

                                                         DECEMBER 31,
                                          -----------------------------------------
                                            1998             1997             1996
                                          -------          -------          -------
Cash paid during the period for:
    Interest                              $ 6,989          $ 7,648          $ 9,205
    Income taxes                           48,003           24,405            4,538

5. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists of (in thousands):

                                                               DECEMBER 31,            DECEMBER 31,
                                        USEFUL LIVES               1998                    1997
                                     --------------------     ---------------        ---------------
Land and improvements                    2-20 Years           $        6,421         $         6,823
Buildings and improvements               5-31 Years                   27,080                  23,254
Machinery and equipment                  5-12 Years                   52,774                  34,550
Computer and office equipment            3-10 Years                   36,810                  16,541
Rental equipment                          1-7 Years                   29,217                  36,982
                                                              --------------         ---------------
                                                                     152,302                 118,150
     Less accumulated depreciation                                   (56,128)                (40,229)
                                                              --------------         ---------------
                                                              $       96,174         $        77,921
                                                              ==============         ===============

6. LONG-TERM DEBT

     Long-term debt consists of (in thousands):

                                     DECEMBER 31,           DECEMBER 31,
                                         1998                   1997
                                    --------------         ---------------
Revolving credit facilities         $       55,637         $        60,560
6 7/8% senior notes                        150,000                      --
Other                                       23,988                  11,702
                                    --------------         ---------------
                                           229,625                  72,262
     Less current portion                    8,427                  10,543
                                    --------------         ---------------
                                    $      221,198         $        61,719
                                    ==============         ===============

On September 25, 1997, National-Oilwell entered into a new five-year unsecured $125 million revolving credit facility that was used in part to repay amounts outstanding under the previous revolving credit facilities and other indebtedness. The credit facility is available for acquisitions and general corporate purposes and provides up to $50 million for letters of credit, of which $16 million were outstanding at December 31, 1998. The credit facility provides for interest at prime or LIBOR plus 0.625% (7.75% and 6.25% at December 31, 1998) subject to adjustment based on National-Oilwell's Capitalization Ratio, as defined. The credit facility contains financial covenants and ratios regarding minimum tangible net worth, maximum debt to capital and minimum interest coverage.

National-Oilwell also has additional credit facilities totaling $22.5 million used primarily for letters of credit, of which $3.1 million were outstanding at December 31, 1998.

In June 1998, National-Oilwell sold $150 million of 6.875% unsecured senior notes due July 1, 2005. Interest is payable on January 1 and July 1 of each year.


7. PENSION PLANS

National-Oilwell and its consolidated subsidiaries have several pension plans covering substantially all of its employees. Defined-contribution pension plans cover most of the U.S. and Canadian employees and are based on years of service, a percentage of current earnings and matching of employee contributions. For the years ended December 31, 1998, 1997 and 1996, pension expense for defined-contribution plans was $3.7 million, $3.5 million and $2.3 million, and all funding is current.

One of National-Oilwell's subsidiaries in the United Kingdom has a defined-benefit pension plan whose participants are primarily retired and terminated employees who are no longer accruing benefits. The pension plan assets are invested primarily in equity securities, United Kingdom government securities, overseas bonds and cash deposits. At December 31, 1998, the plan assets at fair market value were $43.5 million and the projected benefit obligation was $27.3 million.


8. ACCUMULATED OTHER COMPREHENSIVE INCOME

The components of other comprehensive income are as follows:

                                               CURRENCY           UNREALIZED GAINS
                                              TRANSLATION           ON AVAILABLE-
                                              ADJUSTMENTS        FOR-SALE SECURITIES              TOTAL
                                              -----------        -------------------            --------
Beginning Balance                              $ (3,706)              $     --                  $ (3,706)
Currency translation adjustments                  1,419                     --                     1,419
                                               --------               --------                  --------
Balance at December 31, 1996                     (2,287)                    --                    (2,287)

Currency translation adjustments                 (4,731)                    --                    (4,731)
                                               --------               --------                  --------
Balance at December 31, 1997                     (7,018)                    --                    (7,018)

Currency translation adjustments                 (6,979)                    --                    (6,979)
Unrealized gains on available-
    for-sale securities                              --                    244                       244
Deferred taxes relating to unrealized
    gains on available-for-sale securities           --                    (68)                      (68)

                                               --------               --------                  --------
Balance at December 31, 1998                   $(13,997)              $    176                  $(13,821)
                                               ========               ========                  ========

9. COMMITMENTS AND CONTINGENCIES

National-Oilwell leases land, buildings and storage facilities, vehicles and data processing equipment under operating leases extending through various dates up to the year 2004. Rent expense for the years ended December 31, 1998, 1997 and 1996 was $10.3 million, $9.0 million and $10.5 million. National-Oilwell's minimum rental commitments for operating leases at December 31, 1998, excluding future payments applicable to facilities to be closed as part of the 1998 Special Charge, were as follows: 1999 - $5.7 million; 2000 - $3.4 million; 2001
- $1.1 million; 2002 - $0.3 million; 2003 - $0.3 million; thereafter - $0.3 million

National-Oilwell is involved in various claims, regulatory agency audits and pending or threatened legal actions involving a variety of matters. The total liability on these matters at December 31, 1998 cannot be determined; however, in the opinion of management, any ultimate liability, to the extent not otherwise provided for, should not materially affect the financial position, liquidity or results of operations of National-Oilwell.

National-Oilwell's business is affected both directly and indirectly by governmental laws and regulations relating to the oilfield service industry in general, as well as by environmental and safety regulations that specifically apply to National-Oilwell's business. Laws and regulations protecting the environment have generally become more expansive and stringent in recent years and National-Oilwell believes the trend will continue. Although National-Oilwell has not incurred material costs in connection with its compliance with such laws, there can be no assurance that other developments, such as stricter environmental laws, regulations and enforcement policies thereunder could not result in additional, presently unquantifiable costs or liabilities to National-Oilwell.

10. COMMON STOCK

National-Oilwell has authorized 75 million shares of $.01 par value common stock. National-Oilwell also has authorized 10 million shares of $.01 par value preferred stock, none of which is issued or outstanding.

National-Oilwell's stock plans collectively authorize the grant of restricted stock or options to purchase up to 5,832,606 shares of National-Oilwell's common stock to officers, key employees, non-employee directors and other persons. Options granted generally vest over a 3-year period starting one year from the date of grant and generally expire 5 years from the date of grant. During 1996, prior to National-Oilwell becoming a public company, 1,882,606 shares of restricted common stock were purchased by executive officers. These shares are subject to restrictions on transferability and are not entitled to receive cash dividends or distributions until such restrictions lapse. Restrictions lapse annually on 20% of these shares beginning on January 17, 1997 or in their entirety upon the occurrence of (i) a merger or consolidation of National-Oilwell into another company, (ii) a sale of all or substantially all the assets of National-Oilwell, or (iii) a sale of all the common stock of National-Oilwell. Restrictions also lapse in their entirety upon a participant's disability, death or involuntary termination of employment without cause. During 1998 and 1997, 112,954 and 225,906 shares of restricted stock were repurchased by the Company pursuant to the original terms of the issuance. In accordance with the plan, these forfeited shares may be reawarded in the future.

Options outstanding at December 31, 1998 under the stock option plans have exercise prices between $5.62 and $28.81 per share, and expire at various dates from March 21, 2002 to January 13, 2007. The weighted average exercise price on the 904,511 outstanding options at December 31, 1998 is $21.74.

The following summarizes option activity:


                                 WEIGHTED AVERAGE SHARE PRICE
                                 ----------------------------
                                  INCENTIVE        PRIVATE       INCENTIVE      PRIVATE         TOTAL
                                    PLANS         AGREEMENTS       PLANS       AGREEMENTS      OPTIONS
                                 -----------     -----------     ---------     ----------      -------
OPTIONS OUTSTANDING:

Balance at December 31, 1996     $      6.01     $      7.03       663,114       201,498       864,612
Granted                                17.95           21.84       447,142       119,062       566,204
Cancelled                              14.90              --      (132,456)           --      (132,456)
Exercised                               5.77           12.53      (439,208)     (320,560)     (759,768)
                                                                  --------      --------       -------
Balance at December 31, 1997           13.94              --       538,592            --       538,592
Granted                                27.46                       513,896            --       513,896
Cancelled                              22.82                       (44,020)           --       (44,020)
Exercised                               9.60                      (103,957)           --       103,957)
                                                                  --------      --------       -------
Balance at December 31, 1998           21.74              --       904,511            --       904,511
                                                                  ========      ========       =======

OPTIONS EXERCISABLE:

Balance at December 31, 1996     $      5.72     $      7.03       328,260       201,498       529,758
Became exercisable                      5.96           21.84       167,055       119,062       286,117
Exercisable cancelled                   5.62              --        (9,159)           --        (9,159)
Exercised                               5.77           12.53      (439,208)     (320,560)     (759,768)
                                                                  --------      --------      --------
Balance at December 31, 1997            6.16              --        46,948            --        46,948
Became exercisable                     13.74                       178,249                     178,249
Exercisable cancelled                  22.32                        (7,034)                     (7,034)
Exercised                               9.60                      (103,957)                   (103,957)
                                                                  --------      --------      --------
Balance at December 31, 1998           13.97              --       114,206            --       114,206
                                                                  ========      ========      ========

The weighted average fair value of options granted during 1998 was approximately $10.23 per share as determined using the Black-Scholes option-pricing model. Assuming that National-Oilwell had accounted for its stock-based compensation using the alternative fair value method of accounting under FAS No. 123 and amortized the fair value to expense over the option's vesting period, net income and earnings per share would have been affected by $0.02 from the amounts reported. These pro forma results may not be indicative of future effects.

The Company evaluates annually the grant of options to eligible participants and on February 9, 1999, 1,233,889 options to purchase shares of common stock were granted at an exercise price of $10.13, the fair value of the common stock at that date.

In January 1996, National-Oilwell established Value Appreciation Plans intended to reward participants for enhancing the value of National-Oilwell's common stock. The company's initial public offering represented a triggering event under these plans, resulting in a one-time charge before taxes of $12.2 million ($7.6 million after tax). National-Oilwell paid $2.9 million of this amount in cash at the time of the initial public offering and became obligated to pay an additional $3.5 million in cash in five annual installments beginning January 17, 1997. The balance of the obligation was payable by the issuance of common stock. As of December 31, 1997, 365,588 shares of common stock had been issued and another 316,264 shares of common stock were issued on or about January 17, 1999.


11. INCOME TAXES

The domestic and foreign components of income before income taxes were as follows (in thousands):


                DECEMBER 31,      DECEMBER 31,      DECEMBER 31,
                    1998             1997              1996
                ------------      ------------      ------------
Domestic          $ 58,788          $ 50,996          $  3,879
Foreign             50,568            35,149            15,549
                  --------          --------          --------
                  $109,356          $ 86,145          $ 19,428
                  ========          ========          ========

The components of the provision for income taxes consisted of (in thousands):

                DECEMBER 31, 1998   DECEMBER 31, 1997   DECEMBER 31, 1996
                -----------------   -----------------   -----------------
Current:
    Federal          $ 24,357           $ 17,508            $  4,620
    State               2,074              1,496                 561
    Foreign            18,063             15,435               3,985
                     --------           --------            --------
                       44,494             34,439               9,166
                     --------           --------            --------
Deferred:
    Federal            (4,151)              (287)             (3,898)
    State                (845)               (64)               (864)
    Foreign               904             (2,770)              2,329
                     --------           --------            --------
                       (4,092)            (3,121)             (2,433)
                     --------           --------            --------
                     $ 40,402           $ 31,318            $  6,733
                     ========           ========            ========

The difference between the effective tax rate reflected in the provision for income taxes and the U.S. federal statutory rate was as follows (in thousands):

                                               DECEMBER 31, 1998   DECEMBER 31, 1997    DECEMBER 31, 1996
                                               -----------------   -----------------    -----------------
Federal income tax at statutory rate                $ 38,282            $ 30,115             $  6,825
Foreign income tax rate differential                     237                 495                  176
State income tax net of federal benefit                1,151                 919                   --
Tax benefit of foreign sales corporation              (2,547)               (990)                  --
Nondeductible expenses                                 1,223               2,837                1,170
Incremental U.S. tax on foreign earnings               2,517                  --                   --
Unbenefited losses                                     2,903                 209                   --
Change in deferred tax valuation allowance            (2,765)             (1,617)                (462)
Other                                                   (599)               (650)                (976)
                                                    --------            --------             --------
                                                    $ 40,402            $ 31,318             $  6,733
                                                    ========            ========             ========

Significant components of National-Oilwell's deferred tax assets and liabilities were as follows (in thousands):


                                                                   DECEMBER 31,        DECEMBER 31,
                                                                      1998                1997
                                                                   -----------         -----------
Deferred tax assets:
    Accrued liabilities                                              $ 18,641           $ 14,055
    Net operating loss carryforwards                                   13,521             16,096
    Other                                                               9,625              5,913
                                                                     --------           --------
                Total deferred tax assets                              41,787             36,064
                Valuation allowance for deferred tax assets           (18,541)           (21,306)
                                                                     --------           --------
                                                                       23,246             14,758
                                                                     --------           --------
Deferred tax liabilities:
    Tax over book depreciation                                          1,743              2,226
    Other                                                               2,354                449
                                                                     --------           --------
                Total deferred tax liabilities                          4,097              2,675
                                                                     --------           --------
                Net deferred tax assets                              $ 19,149           $ 12,083
                                                                     ========           ========

In the United States, the Company has $19.9 million of net operating loss carryforwards as of December 31, 1998, which expire at various dates through 2009. These operating losses were acquired in the combination with Dreco and are associated with Dreco's US subsidiary. As a result of share exchanges occurring since the combination resulting in a more than 50% aggregate change in the beneficial ownership of Dreco, the availability of these loss carryforwards to reduce future United States federal taxable income may have become subject to various limitations under Section 382 of the Internal Revenue Code of 1986, as amended. In addition, these net operating losses can only be used to offset separate company taxable income of Dreco's US subsidiary. Since the ultimate realization of these net operating losses is uncertain, the related potential benefit of $6.8 million has been recorded with a full valuation allowance. Future income tax expense will be reduced if the Company ultimately realizes the benefit of these net operating losses.


Outside the United States, the Company has $19.8 million of net operating loss carryforwards as of December 31, 1998 that are available indefinitely. The related potential benefit available of $6.7 million has been recorded with a full valuation allowance. If the Company ultimately realizes the benefit of these net operating losses, $4.7 million would reduce goodwill and other intangible assets and $2.0 million would reduce income tax expense.

The deferred tax valuation allowance decreased $2.8 million and $1.6 million for the period ending December 31, 1998 and December 31, 1997, respectively, resulting from the realization of foreign net operating losses and investment tax credits that were previously deferred. National-Oilwell's deferred tax assets are expected to be realized principally through future earnings.

Undistributed earnings of the Company's foreign subsidiaries amounted to $59.1 million and $44.4 million at December 31, 1998 and December 31, 1997. Those earnings are considered to be permanently reinvested and no provision for U.S. federal and state income taxes has been made. Distribution of these earnings in the form of dividends or otherwise would result in both U.S. federal taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable in various foreign countries. Determination of the amount of unrecognized deferred U.S. income tax liability is not practical; however, unrecognized foreign tax credit carryforwards would be available to reduce some portion of the U.S. liability. Withholding taxes of approximately $6.1 million would be payable upon remittance of all previously unremitted earnings at December 31, 1998.


12. SPECIAL CHARGES

During the fourth quarter of 1998, the Company recorded a special charge of $16.4 million ($10.4 million after tax, or $0.20 per share) related to operational changes resulting from the depressed market for the oil and gas industry. The components of the special charge are as follows (in millions):

Asset impairments                                     $    5.4
Severance                                                  5.6
Facility closures and exit costs                           5.4
                                                      --------
                                                      $   16.4
                                                      ========

The cash and non-cash elements of the charge approximate $11.0 million and $5.4 million, respectively. Breakdown of the charge by business segment is:

Products and Technology                                $  11.1
Downhole Products                                          1.4
Distribution Services                                      3.0
Corporate                                                   .9
                                                       -------
                                                       $  16.4
                                                       =======

The asset impairment losses of $5.4 million consist primarily of the shutdown of four North American manufacturing facilities. Assets related to these non-productive facilities which are not in service totaling $10.0 million have been reclassified on the balance sheet to property held for sale and have been written down to their estimated fair value, less cost of disposal. Severance costs of $5.6 million relate to the involuntary termination of approximately 200 employees, most of which are located in North America. Facility closure costs of $5.4 million consists principally of lease cancellation and facility exit costs. Substantially all of the actions associated with this charge will be fully implemented before the end of the first quarter of 1999.

During 1997, National-Oilwell recorded a $10.7 million charge ($8.1 million after tax) related to various professional fees and integration costs incurred in connection with the combination with Dreco.

During 1996, National-Oilwell incurred certain one-time expenses in connection with its initial public offering of common stock, as follows: (i) a management services agreement was terminated at a cost of $4.4 million ($2.8 million after tax) and (ii) expenses and payout under National-Oilwell's Value Appreciation Plans, which resulted in National-Oilwell recording an expense of $12.2 million ($7.6 million after tax). The Value Appreciation Plans required the issuance of 681,852 shares of common stock and payment of $6.4 million in cash.

13. EXTRAORDINARY LOSSES

In the third quarter of 1997, the replacement of the previous credit facility resulted in the write-off of $1.0 million ($0.6 million after tax) in deferred financing costs related to the replaced agreement. In the fourth quarter of 1996, another credit facility was replaced, resulting in the write-off of $6.4 million ($4.0 million after tax) in deferred financing costs related to the replaced agreement.


14. RELATED PARTY TRANSACTIONS

Prior to becoming a public company, National-Oilwell entered into a five-year Management Services Agreement with National-Oilwell's then largest stockholders, whereby National-Oilwell would pay for senior management assistance and other services as agreed and pay fees in connection with each acquisition or disposition completed during a five-year period. After becoming a public company, this agreement was terminated pursuant to a Deferred Fee Agreement, which provides for cash payments of up to $4.4 million. As of December 31, 1998, cash payments aggregating $3.5 million have been made to Inverness/Phoenix LLC and First Reserve Corporation in connection with the Deferred Fee Agreement. Future payments totaling $900,000 will be made to Inverness/Phoenix LLC during 1999. In addition, National-Oilwell paid transaction and management fees of $2.6 million to the Inverness/Phoenix LLC and $1.2 million to First Reserve Corporation in connection with the purchase of the company from a previous owner.

On May 29, 1998, National-Oilwell acquired Phoenix Energy Products Holdings, Inc., an affiliate of First Reserve Corporation, as more fully described in footnote 1.


15. BUSINESS SEGMENTS AND GEOGRAPHIC AREAS

National-Oilwell's operations consist of three segments: Products and Technology, Downhole Products and Distribution Services. The Products and Technology segment designs and manufactures a variety of oilfield equipment for use in oil and gas drilling, completion and production activities. The Downhole Products segment designs and manufactures drilling motors and specialized drilling tools for rent and sale. The Distribution Services segment distributes an extensive line of oilfield supplies, oilfield equipment and tubular products. Intersegment sales and transfers are accounted for at commercial prices and are eliminated in consolidation. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies of the Company. The Company evaluates performance of each reportable segment based upon its operating income, excluding non-recurring items.

No single customer accounted for 10% or more of consolidated revenues during the three years ended December 31, 1998.

Summarized financial information is as follows (in thousands):

Business Segments





                                        PRODUCTS AND       DOWNHOLE        DISTRIBUTION       CORPORATE/
                                         TECHNOLOGY        PRODUCTS          SERVICES       ELIMINATIONS(1)         TOTAL
                                      ---------------   ---------------   ---------------   ---------------    ---------------
DECEMBER 31, 1998

Revenues from:
    Unaffiliated customers            $       603,766   $        59,636   $       608,512   $            --    $     1,271,914
    Intersegment sales                         64,301             2,119                --           (66,420)                --
                                      ---------------   ---------------   ---------------   ---------------    ---------------
        Total revenues                        668,067            61,755           608,512           (66,420)         1,271,914
Operating income (loss)                       119,573            17,021             8,911(2)        (22,993)           122,512(2)
Capital expenditures                            5,030             9,112            14,220               879             29,241
Depreciation and amortization                   7,173             9,338             3,047             1,040             20,598
Identifiable assets                           510,380            88,183           226,893            30,432            855,888

DECEMBER 31, 1997

Revenues from:
    Unaffiliated customers            $       306,481   $        68,192   $       722,733   $            --    $     1,097,406
    Intersegment sales                         65,360               820                --           (66,180)                --
                                      ---------------   ---------------   ---------------   ---------------    ---------------
        Total revenues                        371,841            69,012           722,733           (66,180)         1,097,406
Operating income (loss)                        53,453            25,551            32,128           (19,346)            91,786
Capital expenditures                           13,812            16,724             3,612               635             34,783
Depreciation and amortization                   3,448             8,950             1,830             1,215             15,443
Identifiable assets                           274,336            78,036           213,056            37,565            602,993

DECEMBER 31, 1996

Revenues from:
    Unaffiliated customers            $       214,802   $        28,329   $       579,312   $            --    $       822,443
    Intersegment sales                         51,732               275                --           (52,007)                --
                                      ---------------   ---------------   ---------------   ---------------    ---------------
        Total revenues                        266,534            28,604           579,312           (52,007)           822,443
Operating income (loss)                        25,902             8,858            20,518           (24,744)            30,534
Capital expenditures                            3,126            10,959             1,680                31             15,796
Depreciation and amortization                   2,766             4,304             2,094                55              9,219
Identifiable assets                           123,680            43,338           178,990            30,515            376,523

--------------------

(1) Operating loss of Corporate includes a special charge of $16,433 for 1998, $10,660 for 1997 and $16,611 for 1996.

(2) Includes a $5,600 charge related to the writedown to the lower of cost or market of certain tubular inventories.

Geographic Areas:

                                    UNITED                       UNITED
                                    STATES         CANADA        KINGDOM          OTHER      ELIMINATIONS        TOTAL
                                 ------------   ------------   ------------   ------------   ------------    ------------
DECEMBER 31, 1998

Revenues from:
    Unaffiliated customers       $    988,112   $    196,493   $     54,625   $     32,684   $         --    $  1,271,914
    Interarea sales                    58,112         34,912          4,056          1,044        (98,124)             --
                                 ------------   ------------   ------------   ------------   ------------    ------------
        Total revenues              1,046,224        231,405         58,681         33,728        (98,124)      1,271,914
Long-lived assets                     489,112        306,847         36,321         23,608             --         855,888

DECEMBER 31, 1997

Revenues from:
    Unaffiliated customers       $    825,739   $    201,360   $     38,223   $     32,084   $         --    $  1,097,406
    Interarea sales                    42,273         11,858          2,383            703        (57,217)             --
                                 ------------   ------------   ------------   ------------   ------------    ------------
        Total revenues                868,012        213,218         40,606         32,787        (57,217)      1,097,406
Long-lived assets                     409,026        131,078         27,240         35,649             --         602,993

DECEMBER 31, 1996

Revenues from:
    Unaffiliated customers       $    615,313   $    146,067   $     29,152   $     31,911   $         --    $    822,443
    Interarea sales                    34,252         10,028          1,912            504        (46,696)             --
                                 ------------   ------------   ------------   ------------   ------------    ------------
        Total revenues                649,565        156,095         31,064         32,415        (46,696)        822,443
Long-lived assets                     252,886         66,129         21,632         35,876             --         376,523


16. QUARTERLY FINANCIAL DATA (UNAUDITED)

Summarized quarterly results as restated to reflect the combination with Dupre were as follows (in thousands, except per share data which have been restated to comply with FAS 128):

                                                            1ST QUARTER    2ND QUARTER   3RD QUARTER    4TH QUARTER       TOTAL
                                                            ------------   ------------  ------------   ------------   ------------
YEAR ENDED DECEMBER 31, 1998

Revenues                                                    $    327,108   $    320,398  $    330,204   $    294,204   $  1,271,914
Gross Profit (1)                                                  67,204         74,911        77,300         62,158        281,573
Special Charge                                                        --             --            --         16,433         16,433
Income (loss) before taxes                                        34,278         38,127        33,317          3,634        109,356
Net income                                                        21,869         23,841        20,891          2,353         68,954

Net income per diluted share                                        0.40           0.44          0.38           0.04           1.26

YEAR ENDED DECEMBER 31, 1997

Revenues                                                    $    224,619   $    256,233  $    291,525   $    325,029   $  1,097,406
Gross Profit                                                      40,647         46,219        58,697         71,135        216,698
Special Charge                                                        --             --        10,660             --         10,660
Income (loss) before taxes                                        15,853         18,995        18,408         32,889         86,145
Net income before extraordinary loss                              10,462         12,890        11,140         20,335         54,827
Net income                                                        10,462         12,890        10,517         20,335         54,204

Net income per diluted share, before extraordinary loss             0.20           0.24          0.21           0.38           1.02
Net income per diluted share                                        0.20           0.24          0.19           0.38           1.01

-----------------
(1) The 4th quarter includes a $5,600 charges related to the writedown to the lower of cost or market of certain tubular inventories.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                        By:   /s/ Steven W. Krablin
                                              ----------------------------------
                                              Steven W. Krablin
                                              Vice President and
                                              Chief Financial Officer


Dated:  August 24, 1999

                                INDEX TO EXHIBITS

     Exhibit No.         Description
     -----------         -----------
        21.1             Subsidiaries of the Company
        23.1             Consent of Ernst & Young, LLC